Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 17, 2016 relating to the consolidated financial statements of MACOM Technology Solutions Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MACOM Technology Solutions Holdings, Inc. for the year ended September 30, 2016, and to the reference to us under the heading “Experts” in the prospectus/offer, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2016